Exhibit 99.1

Arch Therapeutics Announces Issuance of Method-of-Use Patent Covering Self-Assembling Peptidomimetics

Patent Describes Use of Self-Assembling Peptidomimetics to Create Barriers that
Prevent Movement of Bodily Fluids and Contaminants, as well as Other Applications.

FRAMINGHAM, MA – February 2, 2017 -- Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), developer of novel liquid, gel and solid hemostatic and wound care devices, announced that the U.S. Patent and Trademark Office has issued a broad method-of-use patent for products that contain self-assembling peptidomimetics (U.S. Patent number 9,511,113). The patent is assigned to the Massachusetts Institute of Technology (MIT) and Versitech Limited and is licensed exclusively to Arch. Arch is developing products that contain self-assembling materials, such as the AC5TM family of devices, that may provide faster, safer and improved solutions for surgical, wound and interventional care. Arch anticipates that this patent will provide further value and opportunities for its pipeline.

The broad method-of-use claims cover techniques for preventing the loss or unwanted movement of body fluids through the application of products that contain peptidomimetics that self-assemble into barrier structures on tissue. Peptidomimetics, which are synthetic molecules made at least partially from amino acids that do not occur in nature, can mimic peptide structure and function, with potentially more desirable characteristics. Examples of procedures potentially supported by this intellectual property include the use of hemostatic agents to limit or stop bleeding, barrier structures that prevent contamination or infection, sealants to stop leaks, and applications in the wound care and tissue regeneration space.

Dr. Terrence W. Norchi, President and CEO of Arch Therapeutics, said, “We are committed to building and enhancing our portfolio of assets in order to add value to Arch and further protect our products in development and potential pipeline. This patent may offer insight into our future products opportunities.”

Dr. Norchi continued, “In the meantime, we continue to make progress with our plans to submit both European and U.S. regulatory filings for AC5 devices, and there has been no new incremental request for information since we completed our clinical trial. We continue to work with our partners to finalize the manufacturing and quality information necessary to support our regulatory filings.  We look forward to filing a CE Mark as soon as possible, and we are excited about our recently announced plans and opportunities regarding the U.S. 510(k) pathway.”

The patent is expected to further enhance intellectual property protection around potential future products in development. It complements Arch’s current intellectual property estate, which includes patents focused on self-assembling peptides made of amino acids that occur in nature and a patent covering peptidomimetic compositions-of-matter.

Arch has filed its own patent applications and, in addition, has worldwide exclusive rights to certain patents and patent applications assigned to MIT and Versitech Limited, the technology transfer company of the University of Hong Kong. The intellectual property estate either assigned to or exclusively licensed by Arch or its wholly owned subsidiary, Arch Biosurgery, Inc., includes 45 patents and pending applications in multiple jurisdictions, including seven issued patents in the U.S. The applications and rights cover self-assembling compositions and methods of making and using such compositions for medical applications, including stopping bleeding; preventing the movement of bodily fluids, contaminants, etc., within or on the human body; preventing adhesions; treatment of leaky or damaged tight junctions; and reinforcement of weak or damaged vessels, such as aneurysms, with patents covering this technology in the U.S., Israel, Europe, Japan, Canada, Australia, Hong Kong and China. Additional patent applications are pending in multiple jurisdictions.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform with the goal of making surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidates, known as the AC5 Surgical Hemostatic Device™ and AC5 Topical Hemostatic Device™, are being designed to achieve hemostasis during surgical, wound and interventional care.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to obtain required regulatory approvals, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

Terrence W. Norchi, MD

Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com